Exhibit 99.18

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness, and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

This announcement appears for information purposes only and does not constitute an invitation or offer to acquire, purchase or subscribe for securities of the Offeror or the Company nor is it a solicitation of any vote or approval in any jurisdiction.

Caterpillar Inc.	Caterpillar (Luxembourg) Investment Co. S.A.
(A Delaware corporation)	(Incorporated in Luxembourg with limited liability)

(formerly known as “ERA Holdings Global Limited ”)

(Incorporated in the Cayman Islands with limited liability)

(Stock Code: 8043)

JOINT ANNOUNCEMENT

VOLUNTARY CONDITIONAL OFFER BY
CITIGROUP GLOBAL MARKETS ASIA LIMITED ON BEHALF OF
CATERPILLAR (LUXEMBOURG) INVESTMENT CO. S.A.,
AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF
CATERPILLAR INC., TO ACQUIRE ALL OF THE ISSUED SHARES
IN THE SHARE CAPITAL OF ERA MINING MACHINERY LIMITED
AND
FOR THE CANCELLATION OF ALL THE OUTSTANDING
SHARE OPTIONS OF ERA MINING MACHINERY LIMITED

THE OFFERS HAVE BECOME
UNCONDITIONAL IN ALL RESPECTS

SUSPENSION OF TRADING

Financial Adviser to the Offeror and Caterpillar	Joint Financial Advisers to ERA

As at 4:00 p.m. on 21 May 2012, the Offeror had received valid acceptances of: (i) the Share Offer in respect of 5,507,694,202 Shares (representing approximately 96.83% of the issued share capital of ERA and the Disinterested Shares), which included acceptances in respect of Shares the subject of the Irrevocable Undertakings; and (ii) the Option Offer in respect of 293,598,719 Options to subscribe for 293,598,719 Shares (representing approximately 98.26% of all Options).

As all the Conditions have now been fulfilled or waived (as the case may be), the Offers have become unconditional in all respects on 21 May 2012.

In accordance with the Takeovers Code, an offer must remain open for acceptance for at least 21 days following the date on which the offer document is posted and, where a conditional offer becomes or is declared unconditional (whether as to acceptances or in all respects), it should remain open for acceptance for not less than 14 days thereafter. Accordingly, the latest time and date for acceptance of the Offers is 4:00 p.m. on 4 June 2012 or such later time and/or date as the Offeror may announce with the consent of the Executive.

As the acceptance Condition has been satisfied, the Offeror intends to exercise the right under section 88 of the Cayman Islands Companies Law to compulsorily acquire those Shares not tendered into the Share Offer. On completion of the compulsory acquisition, ERA will become a wholly-owned subsidiary of the Offeror and an application will be made for the withdrawal of the listing of the Shares from GEM pursuant to Rule 9.23(i) of the Listing Rules.

1.              INTRODUCTION

Reference is made to the composite document dated 30 April 2012 jointly issued by the Offeror, Caterpillar and ERA in relation to the voluntary conditional offer by Citigroup on behalf of the Offeror to, among other things, acquire all of the issued shares in the share capital of ERA (the “Composite Document”). Terms defined in the Composite Document have the same meaning in this announcement unless the context requires otherwise.

2.              ACCEPTANCE LEVEL

As at 4:00 p.m. on 21 May 2012, the Offeror had received valid acceptances of: (i) the Share Offer in respect of 5,507,694,202 Shares (representing approximately 96.83% of the issued share capital of ERA and the Disinterested Shares), which included acceptances in respect of Shares the subject of the Irrevocable Undertakings; and (ii) the Option Offer in respect of 293,598,719 Options to subscribe for 293,598,719 Shares (representing approximately 98.26% of all Options).

Each Controlling Shareholder and Director Shareholder has tendered or procured the tender of the requisite number of Shares to the Share Offer pursuant to the Irrevocable Undertakings and MML has elected to receive the Loan Note Alternative in respect of a total of 1,570,504,217 Shares, representing 60% of the Shares held by it and approximately 27.61% of the Disinterested Shares.

As set out in the Composite Document, the Offers are conditional upon, among other things, valid acceptances of the Share Offer being received (and not, where permitted, withdrawn) at or before 4:00 p.m. on the Closing Date (or such later time as the Offeror may, subject to the rules of the Takeovers Code, decide) in respect of at least 90% of the Disinterested Shares. Based on the level of acceptance of the Share Offer as at such time, the Share Offer has become unconditional as to acceptances.

Immediately prior to the commencement of the Offer Period on 10 November 2011, none of the Offeror nor any of its Concert Parties held, controlled or directed any Shares or any rights over Shares. Save for the acceptances of the Offers described above, which include acceptances under the Share Offer in respect of Shares the subject of the Irrevocable Undertakings, the Offeror and its Concert Parties have not acquired or agreed to acquire any Shares or rights over Shares during the Offer Period. Neither the Offeror nor any of its Concert Parties has borrowed or lent any relevant securities (as defined under Note 4 to Rule 22 of the Takeovers Code) in ERA during the Offer Period.

3.              OTHER CONDITIONS

All other Conditions have been fulfilled or waived by the Offeror. The Offers have therefore become unconditional in all respects on 21 May 2012.

4.              THE OFFERS REMAIN OPEN FOR ACCEPTANCE

In accordance with the Takeovers Code, an offer must remain open for acceptance for at least 21 days following the date on which the offer document is posted and, where a conditional offer becomes or is declared unconditional (whether as to acceptances or in all respects), it should remain open for acceptance for not less than 14 days thereafter. Accordingly, the latest time and date for acceptance of the Offers is 4:00 p.m. on 4 June 2012 or such later time and/or date as the Offeror may announce with the consent of the Executive.

ERA Shareholders are advised to refer to the Composite Document and the WHITE Form of Share Offer Acceptance for details of the acceptance procedures if they wish to accept the Share Offer. ERA Optionholders are advised to refer to the Composite Document and the PINK Form of Option Offer Acceptance for details of the acceptance procedures if they wish to accept the Option Offer.

5.              COMPULSORY ACQUISITION AND WITHDRAWAL OF LISTING

As the acceptance Condition has been satisfied, the Offeror intends to exercise the right under section 88 of the Cayman Islands Companies Law to compulsorily acquire those Shares not acquired by the Offeror under the Share Offer. On completion of the compulsory acquisition, ERA will become a wholly-owned subsidiary of the Offeror and an application will be made for the withdrawal of the listing of the Shares from GEM pursuant to Rule 9.23(i) of the Listing Rules.

6.              SETTLEMENT OF THE OFFERS

For the ERA Shareholders who have already accepted the Share Offer and who have elected to receive the Cash Alternative and have submitted their duly completed and signed WHITE Form of Share Offer Acceptance, together with the relevant share certificate(s) and/or transfer receipt(s) and/or any other document(s) of title (and/or any satisfactory indemnity or indemnities required in respect thereof), a cheque for the amount due to each ERA Shareholder less seller’s ad valorem stamp duty in respect of the Shares tendered by him/her/it under the Share Offer will be despatched to the ERA Shareholder by ordinary post to the address specified on the relevant ERA Shareholder’s WHITE Form of Share Offer Acceptance at his/her/its own risk as soon as possible but in any event within seven Business Days from the date of this announcement.

For the ERA Shareholders who accept the Share Offer after the date of this announcement and before 4:00 p.m. on 4 June 2012 (or such later time and/or date as the Offeror may announce with the consent of the Executive) and who elect to receive the Cash Alternative, a cheque for the amount due to each ERA Shareholder less seller’s ad valorem stamp duty in respect of the Shares tendered by him/her/it under the Share Offer will be despatched to the ERA Shareholder by ordinary post to the address specified on the relevant ERA Shareholder’s WHITE Form of Share Offer Acceptance at his/her/its own risk within seven Business Days from the date of receipt of the duly completed WHITE Form of Share Offer Acceptance and all the relevant documents.

For the ERA Shareholders who have already accepted the Share Offer and have elected to receive the Loan Note Alternative and who have submitted their duly completed and signed WHITE Form of Share Offer Acceptance, together with the relevant share certificate(s) and/or transfer receipt(s) and/or any other document(s) of title (and/or any satisfactory indemnity or indemnities required in respect thereof), the Loan Notes due to each ERA Shareholder will be despatched to the ERA Shareholder by ordinary post to the address specified on the relevant ERA Shareholder’s WHITE Form of Share Offer Acceptance at his/her/its own risk as soon as possible but in any event within seven Business Days from the date of this announcement.

For the ERA Shareholders who accept the Share Offer after the date of this announcement and before 4:00 p.m. on 4 June 2012 (or such later time and/or date as the Offeror may announce with the consent of the Executive) and who elect to receive the Loan Note Alternative, the Loan Notes due to each ERA Shareholder will be despatched to the ERA Shareholder by ordinary post to the address specified on the relevant ERA Shareholder’s WHITE Form of Share Offer Acceptance at his/her/its own risk within seven Business Days from the date of receipt of the duly completed WHITE Form of Share Offer Acceptance and all the relevant documents.

For the ERA Optionholders who have already accepted the Option Offer and who have submitted the relevant PINK Form of Option Offer Acceptance and the relevant certificate(s) of the Options tendered, a cheque for the amount due to each ERA Optionholder in respect of the Options surrendered by him/her under the Option Offer will be despatched to the ERA Optionholder by ordinary post to the address specified on the relevant ERA Optionholder’ s PINK Form of Option Offer Acceptance at his/her own risk as soon as possible but in any event within seven Business Days from the date of this announcement.

For the ERA Optionholders who accept the Option Offer after the date of this announcement and before 4:00 p.m. on 4 June 2012 (or such later time and/or date as the Offeror may announce with the consent of the Executive), a cheque for the amount due to each ERA Optionholder in respect of the Options surrendered by him/her under the Option Offer will be despatched to the ERA Optionholder by ordinary post to the address specified on the relevant ERA Optionholder’s PINK Form of Option Offer Acceptance at his/her own risk within seven Business Days from the date of receipt of the duly completed PINK Form of Option Offer Acceptance and all the relevant documents.

7.              SUSPENSION OF TRADING OF SHARES

An application has been made pursuant to Rule 9.23(i) of the Listing Rules to the Stock Exchange for the suspension of trading in the Shares from 9:00 a.m. on Tuesday, 22 May 2012, until the withdrawal of listing of the Shares.

All time references contained in this announcement are to Hong Kong time.

By Order of the Board	By Order of the Board
Caterpillar (Luxembourg) Investment Co. S.A.	ERA Mining Machinery Limited
Francois OGGIER	Emory WILLIAMS
Director	Chairman

Hong Kong, 21 May 2012

This announcement does not constitute an offer or an invitation to purchase any securities. The Share Offer and Option Offer have been made solely by means of the Composite Document and the Forms of Acceptance accompanying the Composite Document, which contain the full terms and conditions of the Share Offer and Option Offer including details of how they may be accepted.

The Loan Note Alternative is conditional on the Share Offer and Option Offer becoming or being declared unconditional in all respects and will remain open for so long as the Share Offer and Option Offer remain open for acceptance. Full details of the Loan Note Alternative are contained in the Composite Document.

The Loan Notes and the related guarantee have not been, and absent the filing of a registration statement or the availability of an applicable exemption from registration or other waiver, will not be, offered, sold or delivered, directly or indirectly into any jurisdiction where to do so would constitute a violation thereof or a violation of any other relevant laws of such jurisdiction.

Notice to US holders of Shares:

The Share Offer has been made for the securities of a Cayman company and is subject to Hong Kong disclosure requirements, which are different from those of the United States. Other than the financial information of the Caterpillar Group, which has been prepared in accordance with US GAAP, the financial information included in the Composite Document has been prepared in accordance with accounting principles of Hong Kong Financial Reporting Standards and thus may not be comparable to financial information of US companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.

It may be difficult for US holders of Shares to enforce their rights and claims arising out of the US federal securities laws, since the Offeror and ERA are located in a country other than the United States, and some or all of their officers and directors may be residents of a country other than the United States. US holders of Shares may not be able to sue a non-US company or its officers or directors in a non-US court for violations of the US securities laws. Further, it may be difficult to compel a non-US company and its affiliates to subject themselves to a US court’s judgment.

In accordance with normal Hong Kong practice and pursuant to Rule 14e-5(b) of the US Exchange Act, the Offeror or its nominees, or its brokers (acting as agents), may from time to time make certain purchases of, or arrangements to purchase, Shares outside of the United States, other than pursuant to the Share Offer and Option Offer, before or during the period in which the Share Offer and Option Offer remains open for acceptance. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. Any information about such purchases will be reported to the SFC and will be available on the SFC website at http://www.sfc.hk/.

The Offeror Directors jointly and severally accept full responsibility for the accuracy of the information contained in this announcement (other than that relating to the ERA Group and the Controlling Shareholders) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this announcement (other than those expressed by the ERA Group and the Controlling Shareholders) have been arrived at after due and careful consideration and there are no other facts not contained in this announcement, the omission of which would make any statements in this announcement misleading.

As at the date of this announcement, the board of directors of the Offeror is comprised of Mr. Francois OGGIER, Mr. Christopher HONDA and Mr. Michael CURRAN.

The ERA Directors jointly and severally accept full responsibility for the accuracy of the information contained in this announcement (other than that relating to the Offeror and its Concert Parties and Citigroup) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this announcement (other than those expressed by the Offeror and its Concert Parties and Citigroup) have been arrived at after due and careful consideration and there are no other facts not contained in this announcement, the omission of which would make any statements in this announcement misleading.

As at the date of this announcement, the executive directors of ERA are Mr. Emory WILLIAMS, Mr. LEE Jong-Dae, Mr. LI Rubo and Mr. WANG Fu; the non-executive directors of ERA are Dr. Phil Qiu JIN and Mr. Christopher John PARKER; and the independent non-executive directors of ERA are Mr. David Marc BOULANGER, Mr. CHAN Sze Hon and Mr. DONG Xiangge.

The Caterpillar Directors jointly and severally accept full responsibility for the accuracy of the information contained in this announcement (other than that relating to the ERA Group and the Controlling Shareholders) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this announcement (other than those expressed by the ERA Group and the Controlling Shareholders) have been arrived at after due and careful consideration and there are no other facts not contained in this announcement, the omission of which would make any statements in this announcement misleading.

As at the date of this announcement, the board of directors of Caterpillar is comprised of Mr. David L. CALHOUN, Mr. Daniel M. DICKINSON, Mr. Eugene V. FIFE, Mr. Juan GALLARDO, Mr. David R GOODE, Mr. Jesse J. GREENE Jr., Mr. Jon M. HUNTSMAN Jr., Mr. Peter A. MAGOWAN, Mr. Dennis A. MUILENBURG, Mr. Douglas R. OBERHELMAN, Mr. William A. OSBORNE, Mr. Charles D. POWELL, Mr. Edward B. RUST Jr., Ms. Susan C. SCHWAB, Mr. Joshua I. SMITH and MR. Miles D. WHITE.